CONTACT:

Terry Earley, Chief Financial Officer
VantageSouth Bancshares, Inc.
Phone: (919) 659-9015
Email: terry.earley@vsb.com

FOR IMMEDIATE RELEASE

VantageSouth Bancshares, Inc. Announces Repurchase of TARP Preferred Stock

Raleigh, N.C., February 19, 2014 – VantageSouth Bancshares, Inc. (NYSE MKT: VSB), whose wholly-owned subsidiary is VantageSouth Bank (the “Bank”), announced today that it has repurchased all of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A and its Fixed Rate Cumulative Perpetual Preferred Stock, Series B that it issued to the U.S. Department of the Treasury (“Treasury”) under the Treasury’s Troubled Asset Relief Program’s Capital Purchase Program.

VantageSouth Bancshares, Inc. (the “Company”) paid 100% of the stated liquidation value, or $1,000 per share, plus $42,849 of accrued dividends and interest, for a total repurchase price of $42.8 million. The Company funded the repurchase with the proceeds of its previously announced $47 million private placement of its common stock.

About VantageSouth Bancshares, Inc. and VantageSouth Bank

The Bank is a state chartered bank operating 45 banking offices serving the Piedmont and coastal markets of North Carolina. VantageSouth Bancshares, Inc. common stock can be found on the NYSE MKT trading under the symbol VSB. Investors can access additional corporate information, investor relations information, product descriptions and online services through the Bank’s website at www.vsb.com.

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